Exhibit 10.9

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Angion Biomedica Corp., a Delaware corporation (the “Company”), and Itzhak D. Goldberg (“Executive”), dated May 1, 2018 (the “Effective Date”).

1.             Position and Duties.

(a)           Position. The Company hereby engages Executive as the Executive Chairman, Chairman of the Board and Chief Scientific Officer and of the Company. As such, Executive shall report directly to the Board of Directors of the Company (the “Board”) and have all the responsibilities, duties and authority reasonably expected of an Executive Chairman, Chairman of the Board and Chief Scientific Officer.  Prior to an IPO (as defined below), Executive shall serve as a member of the Board. After an IPO, at the end of each term of his service on the Board, the Company agrees to use its best efforts to cause Executive to be nominated for re-election as Chairman of the Board and to recommend his re-election to stockholders

(b)           Obligations to the Company. Executive shall devote as much of his energies, interest, abilities and productive time to his position as reasonably necessary to the performance of his duties on behalf of the Company.  Company agrees that Executive can, in his sole discretion, work remotely or from Company’s New Jersey office.

(c)           Right to Provide Services; Conflict of Interest. Executive hereby represents and warrants to the Company that (i) he has full right and authority to enter into this Agreement and to perform his obligations hereunder, and (ii) the execution and delivery of this Agreement by Executive and the performance of his obligations hereunder will not conflict with or breach any agreement, order or decree to which he is a party or by which he is bound. Executive may accept appointment to other corporate and charitable boards provided that (A) service on such other boards would not materially interfere with his service to the Company, and (B) Executive’s service on any such other board(s) does not conflict with the Executive’s duties of fidelity and loyalty to the Company and does not otherwise constitute a conflict of interest with Executive’s duties to the Company.  Notwithstanding the foregoing, Executive will be able to maintain his positions and involvement in Novapark LLC, Ohr Holdings LLC and Ohr Cosmetics LLC.

2.             Term. Executive will be employed by the Company in accordance with the terms of this Agreement commencing as of the Effective Date, and continuing until the fifth anniversary of the Effective Date (the “Initial Term”), subject to earlier termination in accordance with this Section 2.  Thereafter, Executive’s employment under this Agreement will be renewed automatically for successive two-year terms (each a “Renewal Term”) unless either the Company or the Executive provides to the other written notice at least 90 days prior to the expiration of the Initial Term or the Renewal Term of such party’s election not to renew the Initial Term or the Renewal Term.  As used herein, “Term” refers to the Initial Term or a Renewal Term, as applicable.  Executive’s employment will terminate automatically upon the expiration of the Term.

(a)           During the Term, the Company may terminate the Agreement at any time without Cause upon thirty (30) days prior written notice, or upon any of the following events, which shall constitute a with “Cause” termination for purposes of this Agreement:

i.              Executive’s material breach of any term or condition of this Agreement by Executive, regardless of the reason therefore, provided that the Board gives written notice to the Executive setting forth in reasonable detail the Executive’s acts or omissions constituting breach and the Executive does not cure the acts or omissions constituting breach within sixty (60) days following his receipt of written notice;

ii.             Executive’s fraud, breach of trust or fiduciary duty, material dishonesty, misappropriation of funds or similar activity; or

iii.            Executive’s indictment of, or plea of nolo contendre to, a felony or any crime involving an act of moral turpitude; or

iv.            Executive’s continued failure to perform his duties on behalf of the Company or failure or refusal to follow the lawful directives of the Board, provided that the Board gives written notice to the Executive setting forth in reasonable detail the Executive’s acts or omissions constituting Cause under this sub-section (iv) and Executive does not cure such acts or omissions within sixty (60) days following his receipt of written notice.

(b)           During the Term, the Executive may resign at any time without Good Reason upon thirty (30) days prior written notice, or upon any of the following events, which shall constitute a “Good Reason” resignation for purposes of this Agreement:

i.              any material adverse change in Executive’s title, authority or duties (including, without limitation, the assignment to Executive of duties materially inconsistent with his position) provided that the Executive gives written notice to the Company within thirty (30) days of the initial existence of the conditions constituting Good Reason setting forth in reasonable detail the conditions and the Company shall have failed to cure such conditions within sixty (60) days following its receipt of written notice; or

ii.             the Company’s material breach of any term or condition of this Agreement, provided that the Executive gives written notice to the Company within thirty (30) days of the initial existence of the conditions constituting Good Reason setting forth in reasonable detail the conditions and the Company shall have failed to cure such conditions within sixty (60) days following its receipt of written notice; or

iii.            a Change in Control

“Change in Control” means the first to occur of the following events:

(i) the acquisition (including by merger, consolidation or similar transaction involving the Company), directly or indirectly, in a single transaction or a series of related transactions, by any person, entity or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) (any of the foregoing, a “Person”) of more than 50% of the combined voting power of the Company’s then outstanding voting securities, other than any such acquisition by the Company, any of the subsidiaries, any employee benefit plan of the Company or any of the subsidiaries, or by any of [the Investors] or any affiliates of any of the Company, the subsidiaries or the Investors;

(ii) within any 12-month period, the persons who were directors of the Company at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board; provided that any director elected or nominated for election to the Board by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (ii); or

(iii) the sale, transfer or other disposition of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company.

Notwithstanding the foregoing, a IPO shall not alone constitute a Change in Control.

(c)           During the Term, the Company may terminate the Agreement due to Executive’s inability to carry out his duties due to a change in physical or mental condition that cannot be accommodated pursuant to the Americans with Disabilities Act, the Family and Medical Leave Act, or any similar disability laws.

(d)           The Agreement will terminate automatically upon Executive’s death.

3.             Compensation.

(a) Base Salary. The Company shall pay to Executive an annual base salary of $376,000 per year.

(b) Annual Bonus. With respect to each fiscal year of the Company ending during his employment, Executive shall be eligible to earn an annual bonus (an “Annual Bonus”) based on achievement of reasonable individual and corporate performance objectives established by the Board and communicated to Executive. The target amount of Executive’s Annual Bonus for each fiscal year will be 50% of the Base Salary paid or payable to Executive for his service in that year, except that for purposes of calculating Executive’s Annual Bonus, the Base Salary used shall be not less than $376,000. Except as provided for in Section 6, to receive any Annual Bonus otherwise earned for a given fiscal year, Executive must remain employed by the Company through the last business day of that year.  Any Annual Bonus earned by Executive will be paid no later than March 15 of the year following the end of the applicable fiscal year.

(c) Employee Benefits. Executive will be eligible to participate in the employee benefit plans, policies or arrangements maintained by the Company for its management-level employees, subject to the terms and conditions of such plans, policies or arrangements

(d) Vacations. In addition to holidays observed by the Company, Executive will be entitled to accrue six weeks of paid vacation each year in accordance with the published policies of the Company; provided, however, that for the year in which Executive’s employment commences (or any other partial year of service), this vacation allotment will be pro-rated.

(i) Executive will be eligible to participate in any equity compensation plan established by the Company on a basis substantially similar situated employees of the company and its subsidiaries.

4.             Business Expenses.  The Company shall pay directly, or reimburse, Executive for travel and business expenses for meetings, conferences and other events as directed by the Company, in accordance with the Company’s generally applicable policies. Executive shall be entitled to travel at a class of accommodations equivalent to the other members of the Company’s executive team.

5.             Indemnification/Directors and Officers Insurance. Executive will be entitled to indemnification, advancement of expenses and directors and officers insurance pursuant to the Company’s bylaws, which shall in all events be no less favorable than those provided to any other director or officer of the Company and its subsidiaries.

6.             Severance Upon Certain Terminations. Upon termination of Executive’s employment, Executive will receive payment for any accrued but unpaid wages, and for any incurred but unreimbursed business expenses, subject to the Company’s policies for expense reimbursements. In addition, if during the Term the Company terminates the Agreement without Cause or Executive resigns for Good Reason, or if the Executive’s employment terminates upon the expiration of the Term as a result of the Company’s election not to renew the Term, the Company shall pay Executive (a) his Base Salary (at no less than $376,000 per year) for a period of eighteen (18) months (the “Severance Period”), (b) the Annual Bonus for the year preceding the year of termination to the extent not already paid, (c) the Annual Bonus (at target) for the one year and the ensuing six (6) months of the Severance Period, on a pro rata basis, ending during the Severance Period, and (d) a monthly stipend equal to the amount of the Executive’s premiums (the “Premium Assistance”) for continuation of medical and dental benefits pursuant to Executive’s COBRA election (grossed up to account for applicable taxes and withholdings) for a period of eighteen (18) months; provided, however, that the payments and benefits described in this Section 6 are expressly conditioned upon Executive’s execution of a general release of claims (the “Release”) against the Company and its affiliates (excluding rights in his capacity as a stockholder, rights with respect to equity incentive awards and rights to indemnification for acts performed in his capacity as an director, officer or employee) in a mutually acceptable form, which must be effective and irrevocable prior to the sixtieth (60th) day following the effective date of the termination of Executive’s employment (the “Termination Date”). If the Executive does not execute without revocation the Release in the time period provided herein, Executive will forfeit his right to the severance benefits in this Section 6.   Payment of the Base Salary and Premium Assistance will commence on the sixtieth (60th) day following the Termination Date, and the first installment shall include the payments that would have been made had the payments commenced on the first payroll date following the Termination Date.  The Annual Bonus that relates to the year before the year in which the Termination Date occurred shall be paid when it would have been paid had the Executive been employed on the payment date.  The Annual Bonuses for the eighteen (18) month Severance Period will be paid in a lump sum on December 31 of the first year during the Severance Period.

7.             Dispute Resolution.

(a)           Arbitration.  Subject to the Company’s right to seek injunctive relief pursuant to Section 7(b), any controversy or claim arising out of this Agreement, other than such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be settled by final and binding arbitration. The arbitration shall take place in New York, New York or, at Executive’s option, the County in which Executive primarily resided during his service to the Company. The arbitration shall be administered by the American Arbitration Association (the “AAA”) under its Employment Arbitration Rules, by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the AAA, then by one arbitrator having relevant employment experience who is chosen by the AAA. Any award or finding shall be confidential. Executive and the Company shall each be responsible for its own attorneys’ fees. The arbitrator may not award attorneys’ fees to either party unless a statute or contract at issue specifically authorizes such an award.

(b)           Injunctive Relief.  Notwithstanding the agreement to arbitrate, a breach by the Executive of his obligations under Sections 8 or 9 of this Agreement would cause the Company irreparable harm and no adequate remedy at law would be available in respect thereof.  Accordingly, if any dispute arises between the parties under Sections 8 or 9, the Company shall not be required to arbitrate such claim under Section 7(a), but shall have the right to institute judicial proceedings in any court of competent jurisdiction with respect to such dispute or claim and shall be entitled to relief enjoining such acts without the need to post a bond.  If such judicial proceedings are instituted, such proceedings shall not be stayed or delayed pending the outcome of any arbitration proceeding under Section 7(a) of this Agreement.  The Executive and the Company consent to the jurisdiction of the United States District Court for the Southern District of New York (or if such court cannot exercise jurisdiction for any reason, to the jurisdiction of the Supreme Court of New York in and for New York County for this purpose.  Further, the Executive and the Company waive any objections to the jurisdiction of such courts based on improper or inconvenient forum.

8.             Company’s Proprietary Rights and Nondisclosure. Executive recognizes that he may be exposed to or have access to information (including all tangible and intangible manifestations) regarding the patents, copyrights, trademarks, trade secrets, technology, strategic sales/marketing plans, and business of the Company and agrees as follows:

(a)           All Proprietary Information (as defined below), whether presently existing or developed in the future, shall be the sole property of the Company and its assigns. In addition, the Company and its assigns shall be the sole owner of all intellectual property and other rights in connection with such Proprietary Information.

(b)           The term “Proprietary Information” shall mean all inventions, works of authorship, trade secrets, business plans, confidential knowledge, data or any other proprietary information of the Company. By way of illustration but not limitation, “Proprietary Information” includes, without limitation, (x) inventions, ideas, samples, designs, applications, drawings, methods or processes, formulas, trade secrets, data, source and object codes, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (y) information regarding plans for research, development, new products and service offerings, marketing and selling, business plans, budgets and unpublished financial statements, licenses, sales, pricing, profits and costs, distribution arrangements, suppliers and customers, marketing, customer and partner strategies, business development plans, customer and partner lists; and information regarding the skills and compensation of employees of the

Company and the Company’s internal organization.

(c)           During and after his service to the Company, Executive will keep in confidence and trust all Proprietary Information and shall not reproduce, use or disclose any Proprietary Information or anything related to such information without the prior written consent of the Company, except as required in the ordinary course of performing the services to be provided hereunder.

9.             Nondisclosure of Third-Party Information. Executive understands that the Company has received and will receive from third parties information that is confidential or proprietary and that is subject to restrictions on the Company’s use and disclosure (“Third-Party Information”). During and after his service to the Company, Executive will hold Third-Party Information in the strictest confidence and will not disclose or use Third-Party Information, except as permitted by agreement between the Company and the relevant third party, unless expressly authorized to act otherwise by the Company.

10.          No Improper Use of Materials. Executive agrees not to bring to the Company or to use in the performance of services for the Company any materials or documents of a present or former employer of Executive, or any materials or documents obtained by Executive under a binder of confidentiality imposed by reason of another of Executive’s relationships, unless such materials or documents are generally available to the public or Executive has authorization from such present or former employer, client or employee for the possession and unrestricted use of such materials. Executive understands that Executive is not to breach any obligation of confidentiality that Executive has to present or former employers or clients, and agrees to fulfill all such obligations during his service to the Company.

11.          Section 409A. If the termination giving rise to the payments described in Section 6 is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to that section will instead be deferred without interest and will not be paid until Executive experiences a Separation from Service. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code to any payments due to Executive upon or following his Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s Separation from Service (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. §§ 1.409A-1(b)(4) or 1(b)(9)(iii)(or any successor provisions) to amounts payable to Executive. For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) to amounts payable hereunder, each payment in a series of payments will be deemed a separate payment.

With respect to any expense reimbursement or in-kind benefit provided to Executive that constitutes a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code, (a) the expenses must be incurred during Executive’s lifetime, (b) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (c) reimbursements shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (d) the right to reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.

12.          Miscellaneous Provisions.

(a)           Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by a nationally recognized overnight courier with delivery charges prepaid, or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)           Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)           Whole Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, arrangements and agreements regarding this subject matter.

(d)           Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of New York, without regard to its rules and provisions governing choice of laws. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively the “Law”), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(e)           No Assignment. This Agreement and all rights and obligations of Executive hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with a sale of the Company, or any sale or transfer of all or a substantial portion of the Company’s assets, to such entity.

(f)            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

In Witness Whereof, each of the parties has executed this Executive Employment Agreement, in the case of the Company by its duly authorized officer, on the day and year first above written.

Angion Biomedica Corp.

	By:	/s/ Jay Venkatesan
	Name:	Jay Venkatesan, M.D.
	Title:	Chief Executive Officer

Executive

/s/ Itzhak Goldberg
Itzhak D. Goldberg, MD

/s/ Michael Yamin
Michael A. Yamin, Director